FOR IMMEDIATE RELEASE

Contact:
Randy Gier
Chief Executive Officer
Pizza Inn Holdings, Inc.
469-384-5000

PIZZA INN HOLDINGS, INC. REPORTS RESULTS FOR
SECOND QUARTER FISCAL YEAR 2014

Company continues to grow Pie Five Pizza Co. concept

THE COLONY, Texas – February 12, 2014 -- PIZZA INN HOLDINGS, INC. (NASDAQ: PZZI)

Second Quarter Highlights:

●	Adjusted EBITDA decreased $0.4 million to a loss of $0.2 million compared to the second quarter of fiscal 2013
●	Net loss increased $0.3 million from the second quarter of fiscal 2013 to a loss of $0.4 million
●	Company-owned restaurant sales increased 22.3% over the second quarter of fiscal 2013 to $2.4 million
●	Two franchised and one Company-owned Pie Five Pizza Co. restaurants opened
●	Two additional multi-unit franchise development agreements awarded, resulting in 48 additional units under contract

Pizza Inn Holdings, Inc. (NASDAQ: PZZI) today announced results for the second fiscal quarter ended December 29, 2013. The Company had a net loss in the second quarter of $0.4 million compared to a net loss of $0.1 million for the comparable period in the prior fiscal year. The increase in net loss from prior year was primarily due to higher costs related to the continued development of the Pie Five concept as well as lower revenue earned from franchising and food and supply distribution, partially offset by higher revenue from Company-owned restaurants.

Total revenues for the second quarter and the prior year quarter were $10.2 million and $10.5 million, respectively. Second quarter franchise revenue was relatively stable as compared to the prior year as a decrease in franchise fees and royalties from Pizza Inn franchisees was largely offset by increased royalties and franchise fees from Pie Five franchisees. Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.

Second quarter food and supply sales decreased by approximately $0.8 million, or 10.4%, as compared to the prior year primarily due to a 7.0% decrease in domestic franchisee retail sales primarily attributable to a reduction in the average number of Pizza Inn stores open and a decrease in Pizza Inn comparable store sales. Second quarter Company-owned restaurant sales increased $0.4 million, or 22.3%, as compared to the prior year as a result of the opening of two new Company-owned Pie Five restaurants in the second half of fiscal 2013 and four new Company-owned Pie Five restaurants in fiscal 2014, partially offset by the closing of one Company-owned Pizza Inn restaurant at the completion of its lease in fiscal 2014. Second quarter general and administrative expenses remained stable compared to the prior year as higher costs associated with the continued growth of the Pie Five concept were mostly offset by lower stock compensation expense and recruiting fees.

FOR IMMEDIATE RELEASE

Contact:
Randy Gier
Chief Executive Officer
Pizza Inn Holdings, Inc.
469-384-5000

“We continued to expand the Pie Five concept with the opening of two franchise locations and one Company-owned location, bringing the total number of units in operation to 18 in the second quarter,” said Randy Gier, President and Chief Executive Officer. “The addition of two multi-unit franchise partners with agreements to develop 48 units in the Washington D.C. metro area and the Nashville, Tennessee market brings the total number of franchise units open or under development to 150,” added Gier.

“The performance of our new Pie Five restaurants continues to strengthen as we re-apply our learning with each new restaurant. Honing our site selection, continuing to streamline operations, and enhancing marketing programs have led to the most recently opened Company-owned and franchised Pie Five restaurants consistently performing above the system average sales. As we move forward, we will continue to invest in additional management resources, adding more specialized positions to accelerate our growth and leadership in the segment,” continued Gier.

“Pizza Inn continued to execute against its strategy, resulting in building a solid foundation for the Pizza Inn system during the second quarter,” said Gier. “We successfully rolled out improved proprietary products to the system, continued asset revitalization, and successfully opened six domestic and three international units to neutralize the closure of older restaurants. We remain committed to the stabilization and eventual growth of Pizza Inn and will continue to work diligently with our franchise partners to enhance the overall guest experience,” added Gier.

“Calendar 2014 is off to a great start as Pizza Inn opened six Express Units in the month of January and Pie Five had the strongest franchise grand opening to date with the opening of the Port Orange, Florida location. We are pleased to have kicked off the New Year with several successful new store openings,” said, Gier.

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Pizza Inn Holdings.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of Pizza Inn Holdings will be achieved.

 About Pizza Inn Holdings, Inc.:

Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, Pizza Inn Holdings Inc. owns and franchises approximately 300 restaurants. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “PZZI”. For more information, please visit www.pizzainn.com.

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PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 29,	December 23,	December 29,	December 23,
	2013	2012	2013	2012

REVENUES:	$10,157	$10,548	$20,369	$20,986

COSTS AND EXPENSES:
Cost of sales	8,610	8,875	17,458	17,667
General and administrative expenses	1,154	1,153	2,184	2,158
Franchise expenses	806	566	1,473	1,067
Pre-opening expenses	70	85	156	164
Bad debt	65	45	110	90
Interest expense	36	35	79	139
	10,741	10,759	21,460	21,285

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(584)	(211)	(1,091)	(299)
Income tax benefit	(199)	(103)	(368)	(148)
LOSS FROM CONTINUING OPERATIONS	(385)	(108)	(723)	(151)

Loss from discontinued operations, net of taxes	(12)	(12)	(25)	(27)
NET LOSS	$(397)	$(120)	$(748)	$(178)

EARNINGS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.04)	$(0.01)	$(0.08)	$(0.02)
Loss from discontinued operations	(0.01)	-	(0.01)	-
Net loss	$(0.05)	$(0.01)	$(0.09)	$(0.02)

EARNINGS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.04)	$(0.01)	$(0.08)	$(0.02)
Loss from discontinued operations	-	-	-	-
Net loss	$(0.04)	$(0.01)	$(0.08)	$(0.02)

Weighted average common shares outstanding - basic	8,615	8,021	8,510	8,021

Weighted average common and
potential dilutive common shares outstanding	9,246	8,184	9,115	8,172

PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 29,	June 30,
ASSETS	2013 (unaudited)	2013

CURRENT ASSETS
Cash and cash equivalents	$879	$919
Accounts receivable, less allowance for bad debts
of $338 and $228, respectively	3,663	3,139
Notes receivable	212	292
Inventories	1,366	1,615
Income tax receivable	343	343
Deferred income tax assets	889	882
Prepaid expenses and other	448	307
Total current assets	7,800	7,497

LONG-TERM ASSETS
Property, plant and equipment, net	5,901	4,711
Long-term notes receivable	12	40
Long-term deferred tax asset	549	168
Deposits and other	-	119
	$14,262	$12,535
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$2,037	$1,572
Accrued expenses	1,817	1,749
Deferred revenues	162	169
Bank debt	250	669
Total current liabilities	4,266	4,159

LONG-TERM LIABILITIES
Bank debt, net of current portion	1,256	1,856
Deferred revenues, net of current portion	653	370
Deferred gain on sale of property	46	59
Other long-term liabilities	65	22
Total liabilities	6,286	6,466

COMMITMENTS AND CONTINGENCIES (See Note 3)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 15,711,033 and 15,312,680 shares, respectively;
outstanding 8,591,633 and 8,193,280 shares, respectively	157	153
Additional paid-in capital	12,825	10,174
Retained earnings	19,630	20,378
Treasury stock at cost
Shares in treasury: 7,119,400	(24,636)	(24,636)
Total shareholders' equity	7,976	6,069
	$14,262	$12,535

PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	December 29,	December 23,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(748)	$(178)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	687	627
Gain on sale of assets	(40)	-
Stock compensation expense	30	90
Deferred taxes	(388)	(138)
Provision for bad debts	110	1
Changes in operating assets and liabilities:
Notes and accounts receivable	(526)	(319)
Inventories	249	321
Accounts payable - trade	465	(140)
Accrued expenses	111	100
Deferred revenue	263	(103)
Prepaid expenses and other	(26)	(26)
Cash provided by operating activities	187	235

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	40	-
Capital expenditures	(1,873)	(1,324)
Cash used for investing activities	(1,833)	(1,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	2,625	-
Borrowings of bank debt	-	3,160
Repayments of bank debt	(1,019)	(2,127)
Cash provided by financing activities	1,606	1,033

Net decrease in cash and cash equivalents	(40)	(56)
Cash and cash equivalents, beginning of period	919	590
Cash and cash equivalents, end of period	$879	$534

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAYMENTS FOR:

Interest	$79	$141
Income taxes - net	$1	$-

	Three Months Ended		Six Months Ended
	December 29,	December 23,	December 29,	December 23,
	2013	2012	2013	2012
Net loss	$(397)	$(120)	$(748)	$(178)
Interest expense	36	35	79	139
Income Taxes - Continuing Operations	(199)	(103)	(368)	(148)
Income Taxes - Discontinued Operations	(6)	(6)	(13)	(13)
Stock compensation expense	15	45	30	90
Depreciation and amortization	322	326	687	627
Adjusted EBITDA	$(229)	$177	$(333)	$517